AMENDMENT 4

to the

Automatic Monthly Renewable Term Reinsurance Agreement

Effective April 1, 1999

Between

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

(formerly Fortis Benefits Insurance Company)

(“Ceding Company”)

And

AMERICAN UNITED LIFE INSURANCE COMPANY

(“Reinsurer”)

(“Agreement”)

RECITALS

WHEREAS, Reinsurer currently reinsures Ceding Company’s plans or policies under the Agreement; and

WHEREAS, Ceding Company and Reinsurer (“the Parties”) amended the Agreement in Amendment 2, effective April 1, 1999, to provide tiering factors to be used to compute reinsurance premiums for Wall Street Series Variable Universal Life plans (“VUL Reinsurance Premiums”); and

WHEREAS, the Parties now wish to acknowledge that VUL Reinsurance Premiums were not appropriately calculated using the originally anticipated tiering factors; and

WHEREAS, the Parties agree that Ceding Company will not recalculate the VUL Reinsurance Premiums for billing periods prior to August 1, 2012; and

WHEREAS, the Parties agree that Reinsurer will continue to be liable for risks ceded prior to August 1, 2012 in consideration of the VUL Reinsurance Premiums paid; and

WHEREAS, the Parties wish to amend the Agreement, effective August 1, 2012, to reflect revised reinsurance multiples to be used to calculate VUL Reinsurance Premiums; and

WHEREAS, the Parties wish to amend the Agreement to reflect that Ceding Company calculated its retention for a risk using two different formulas: (a) for risks reinsured prior to April 2, 2001, and (b) for risks reinsured on or after April 2, 2001.

Automatic MRT Reinsurance Agreement

Effective 4/1/1999

Between HLAIC and AUL

5-08 0051.003.000

Amendment #4

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Ceding Company and Reinsurer hereby agree as follows:

1.     The above recitals are true and accurate and are incorporated herein.

2.     Exhibit C, Reinsurance Premiums, is replaced in its entirety with the attached Exhibit C.

3.     The Tiering Factors added in Amendment 2 are deleted.

4.              Exhibit D, Retentions of Ceding Company, is replaced in its entirety with the attached Exhibit D.

5.              Except as herein amended, all other terms and conditions of the Agreement shall remain in full force and effect and unchanged.

In witness of the foregoing, Ceding Company and Reinsurer have, by their respective authorized officers, executed this Amendment in duplicate on the dates indicated below, with the effective dates set forth above.

AMERICAN UNITED LIFE INSURANCE COMPANY

By:	/s/ Brian E. Springer	Attest:	/s/ Terry Nicodemus

Name:	Brian E. Springer	Name:	Terry Nicodemus

Title:	AVP - Investment Actuary	Title:	Vice President

Date:	7-16-12	Date:	July 16, 2012

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Paul Fischer	Attest:	/s/ Michael Roscoe

Name:	Paul Fischer, FSA, MAAA	Name:	Michael Roscoe, FSA, MAAA

Title:	Asst. Vice President and Actuary Individual Life Product Management	Title:	Senior Vice President Individual Life Product Management

Date:	8-13-12	Date:	9/7/12

REINSURANCE PREMIUMS

1.              Premiums, Multiples, Plan(s) and/or Rider(s) Covered:

Wall Street Series Variable Universal Life

Monthly reinsurance premiums per thousand of life benefit will be a multiple of one-twelfth of the base plan cost of insurance rates shown in Exhibit 1, adjusted for the appropriate preferred, nonsmoker, or smoker multiples shown below:

Term Riders: Monthly reinsurance premiums will be multiple of one-twelfth of the rider cost of insurance rates shown in Exhibit 2. The reinsurance multiples are shown below:

Primary Insured Rider

Additional Insured Rider

NOTE: These rates are guaranteed except where a particular rate is less than applicable minimum net valuation premium. In this event it is the latter rate that shall be guaranteed by AUL. All premiums are non-experienced rated.

The table rated substandard extra premiums will be            per table of the standard premium.

Effective August 1, 2012

Exhibit C

2.              Supplemental Benefits:

Reinsurance Premium For Coinsurance of Disability Benefit

Standard Classification

Reinsurance Premium For Reinsurance of Accidental Death Benefit

(Rates per $1,000)

The above rates are applicable when the Accidental Death includes the usual exclusions and an expiry date not later than age 70, and the rider does not provide additional benefits, such as Common Carrier, Auto, etc.

When the Accidental Death Rider includes additional benefits such as Common Carrier, Auto, etc., AUL will furnish special reinsurance premium rates per $1,000 applicable, upon receipt of specimen copy of the rider.

3.              Flat Extras: The reinsurance multiples applied to flat extra premiums will be as follows:

4.              Conversions:

In the event a reinsured policy is converted to another plan, it is intended that reinsurance continue with AUL. The normal basis for continuing such reinsurance will be YRT, using the Ceding Company’s then current new business reinsurance YRT rate scale. The issue age and duration will be measured from the original effective date of reinsurance. Recapture will be allowed after ten years, again being measured from the original effective date of reinsurance.

Effective Date August 1, 2012

EXHIBIT C (continued)

RETENTIONS OF CEDING COMPANY

LIFE

(Standard and Substandard)

Base policies and the cost of living adjustments are reinsured on an excess basis, using the above retention limits. Term riders are reinsured on a quota share basis, with the Ceding Company retaining        of the rider.

Prior to April 2, 2001 the Ceding Company first applied retention to the rider, then to the base policy, up to a maximum combined base policy plus rider retention shown in the table above.

On and after April 2, 2001, the Ceding Company will first apply retention to each base policy, followed by rider amounts, up to a maximum combined base policy plus rider retention shown in the table above.

Note: In order to avoid ceding small amounts of reinsurance, an additional amount of up to               will be retained on a particular life.

DISABILITY

(Standard and Substandard)

Ages

15-55

An amount equal to that attaching to the face amount of the Life coverage retained.

ACCIDENTAL DEATH

Not Reinsured

Effective Date April 2, 2001

EXHIBIT D